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                                                                    EXHIBIT 99.1
                                                                      (Form S-8)

                               ACTUANT CORPORATION
                               OUTSIDE DIRECTORS'
                           DEFERRED COMPENSATION PLAN

Section 1.  Definitions
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The following words and terms shall have the indicated meanings wherever they appear in the Plan:

1.1. "Annual Deferral Amount" shall mean that portion of a Participant's compensation that a Participant elects to have and is actually deferred for any annual term of office.

1.2. "Board of Directors", "Directors" or "Director" shall mean, respectively, the Board of Directors, the Directors or a Director of the Company.

1.3. "Committee" shall mean the Compensation Committee of the Board of Directors.

1.4.        "Company" shall mean Actuant Corporation

1.5. "Deferred Shares" shall mean the units credited to Deferred Shares Accounts. The Market Price of Deferred Shares shall be equal to the Market Price of Shares.

1.6. "Deferred Shares Account" or "Account" shall mean the separate account established under the Plan for each Participant, as described in Section 3.2.

1.7. "Market Price" shall mean the closing sale price for Shares on a specified date or, if Shares were not then traded, on the most recent prior date when Shares were traded, all as is quoted in The
                                                                           ---
            Wall Street Journal reports of New York Stock Exchange Composite
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            Transactions.

1.8. "Notice Form" shall mean the form attached hereto and marked as Exhibit A or any other document which incorporates information substantially similar to Exhibit A.

1.9. "Participant" shall mean each Director of the Company who participates in the Plan in accordance with its terms and conditions.

1.10. "Plan" shall mean the Actuant Corporation Outside Directors' Deferred Compensation Plan as set forth herein, or as it may be amended from time to time by the Board of Directors.

1.11.       "Shares" shall mean shares of Common Stock of the Company.

1.12.       "Short-Term Payout" shall mean the payout set forth in Section 4.

1.13. "Treasurer" shall mean the Treasurer of the Company who shall have responsibility for those functions assigned under the Plan.

Section 2.  Participation
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2.1.        Each Director who receives compensation under Section 3.1 is eligible to participate in the Plan.


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2.2.        (a) Each eligible Director may elect to participate in the Plan by giving a properly completed Notice Form to the Treasurer. The effective date for his participation in the Plan shall be the time of his election to that office for the ensuing term. Such election shall remain in effect until (x) the termination of the Participant's services as a Director, or (y) he provides a subsequent Notice Form to the Treasurer requesting the termination or the modification of such election.

            (b) Except as provided in Sections 2.2(c), an election to modify a prior election to defer compensation shall operate only prospectively and must be made by the Participant prior to the commencement of the term of office to which such compensation pertains. An election to terminate a prior election can be made at any time. After such termination, a re-election to start deferrals is treated like a modification and notice of such must be received prior to the commencement of the term of office to which such compensation pertains.

            (c) A Participant may change his beneficiary at any time by providing a Notice Form to the Treasurer. A Participant may change the method or time of payment of compensation at any time by providing a Notice Form to the Treasurer, however; such change shall apply only to prospective deferrals.

Section 3.  Compensation Deferred
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3.1.        A Participant may elect that the payment of all or a specified portion of the compensation otherwise payable to him in cash for services as a Director be deferred until such time as elected by the Participant pursuant to the terms of this Plan. Such compensation includes retainer fees and attendance fees but does not include travel expense allowance or any other expense reimbursement. At the time of making any such election, a Participant shall elect that such compensation be deferred in the form of a Deferred Shares Account.

3.2. (a) A Deferred Shares Account shall be established for each Participant which shall be credited with the number of Shares that could be acquired with the amount deferred by the Participant under
            Section 3.1 above. (b) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or Shares of the Company, the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kinds of Deferred Shares credited to the Deferred Shares Account.

3.3. Each Participant will receive a statement of the balance in his Account not less frequently than annually.

Section 4.  Short Term Payout
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4.1.        A participant may elect to receive a future Short-Term Payout from the Plan with respect to the Annual Deferral Amount. The Short-Term Payout shall be a lump sum distribution of Shares equal to the number of the Deferred Shares in the Deferred Shares Account. Subject to the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid within 60 days of the earlier of (i) the date selected by the Participant (which must be at least 5 years after the date of the Participant's deferral election), or (ii) the date the Participant ceases to be a Director. A properly completed election form making an irrevocable request for a Short-Term Payout is required to be submitted to the Treasurer prior to the term of office for which the Annual Deferral Amount relates.

Section 5.  Payment of Deferred Compensation
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5.1.        Upon the termination of a Participant's services as a Director, the payment of the Deferred Shares remaining in his Deferred Shares Account shall commence within 60 days following the date the Participant ceases to be a Director and shall be paid in accordance with the method elected by the Participant on the applicable Notice Form or Forms, as provided in Section 5.2.

5.2. Subject to Section 2.2 and this Section 5, and except as provided in Section 4.1 a Participant may elect any of the following methods of payment of the balance or balances in his Account:

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                      (a) a lump sum distribution of Shares equal to the number
                      of Deferred Shares in such account on the last business day before such payment, plus a cash payment equal to the amount of any excess which it has not been possible to convert into Deferred Shares in accordance with Section 3.2(a); or

                      (b) distributions in annual installments for a term of five or ten years, in each case in Shares equal to the number of Deferred Shares in such Account on the last business day before such distribution. The installment shares will be calculated by prorating the total number of Deferred Shares in the Deferred Shares Account equally over the applicable payout period. The last such payment will include a cash payment equal to the amount of any excess which it has not been possible to convert into Deferred Shares in accordance with Section 3.2(a) as well as the dividends earned on the undistributed Deferred Shares during the installment payout period.

5.3. In the event of a Participant's death before the balance in his Account is fully paid out:

             (a) Payment of such balance shall be made to the beneficiary or beneficiaries designated by the Participant or, if the Participant has made no such designation or no beneficiary survives, to the Participant's estate. In either case, such payment shall be made in the same manner as provided with respect to payments to the Participant.

             (b) If the balance in any such Account is to be paid to the estate of the Participant in installments, the Committee may, at its discretion and upon receipt of an application therefor from the duly appointed administrator or executor of such estate, direct that the balance in the Account be paid to the estate in a lump sum at such time as is specified by the Committee.

Section 6.   General
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6.1.         The Company shall establish a rabbi trust (the "Trust") to fund its future liability under the Plan. The Plan terms shall govern the rights of a Participant to receive distributions from the Plan. The Trust terms shall govern the rights of the Company, Participants and the creditors of the Company to the Trust assets. Participants and their beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of the Company. The right of any Participant or beneficiary to receive payment of any unpaid balance in any Account of the Participant shall be an unsecured claim against the general assets of the Company.

6.2. During a Participant's lifetime, any payment under the Plan shall be made only to him. No sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Participant or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant or beneficiary entitled thereto.

6.3. Except as otherwise provided herein, the Plan shall be administered by the Committee which shall have the authority, subject to the express provisions of the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to interpret, construe and implement the provisions of the Plan.

6.4. The Plan may at any time or from time to time be amended, modified, or terminated by the Board of Directors, provided that no amendment, modification or termination shall (a) adversely affect the balance in a Participant's Deferred Shares Account without his consent or (b) permit payment of such balance prior to the date specified pursuant to Sections 4.1 and 5.2 (except for payments provided in Section 5.3) without his consent.